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CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2003 RESULTS

Dallas, TX, April 15, 2003—Lone Star Technologies, Inc. ("Lone Star") (NYSE: LSS) reported a net loss for the first quarter of 2003 of $7.9 million, or $0.28 per diluted share. This compares to a net loss in the fourth quarter of 2002 of $50.5 million, or $1.77 per diluted share, which included a charge of $32.0 million, or $1.12 per diluted share, for a verdict against Lone Star related to an uncompleted acquisition.

First quarter 2003 revenues increased 19% to $128.1 million from the quarter ended December 31, 2002, with oilfield revenues up 37% to $80.5 million. Increased oilfield products revenues were attributable to a 36% gain in shipment volumes as the active domestic rig count rose by 100 to 962 at March 31, 2003 from the end of the previous quarter. Average oil country tubular goods (OCTG) prices were down 5% from the previous quarter, while average oilfield product prices were unchanged due to the reduced mix of line pipe in oilfield products shipments. Line pipe, which is generally lower priced than OCTG, comprised 24% of oilfield products tonnage shipped versus 39% in the quarter ended December 31, 2002. Revenues from high-strength premium OCTG were 60% of total OCTG revenues in the first quarter of 2003.

Specialty tubing revenues of $34.5 million in the first quarter of 2003 decreased 1% from the fourth quarter of 2002. Revenues from precision mechanical tubulars were down 3% due to reduced requirements from automotive customers and lower demand in the general industrial sector, while revenues from heat recovery products grew 1%. Flat rolled steel and other tubular revenues declined to $13.1 million, a 7% decrease compared to the fourth quarter of 2002, due primarily to lower domestic industrial demand.

At March 31, 2003, Lone Star had $133.9 million of cash and cash equivalents on hand in addition to an unused $100 million revolving credit facility for total liquidity in excess of $233 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $1.1 million in the first quarter of 2003 (please see the reconciliation of EBITDA to cash flows from operating activities on the second page).

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "Demand for Lone Star's OCTG improved during the first quarter as drilling activity steadily expanded. This positive trend has continued into the second quarter, with the active domestic rig count reaching 979, the highest level in more than 16 months, last Friday. Historically, when the active rig count increases rather than decreases during the first quarter, as is typically the case, continued year-over-year expansion in drilling activity tends to follow. We believe this, coupled with record low natural gas storage levels, will further increase demand for our full OCTG product offering. While the precision mechanical tubing market remains flat, it appears that demand for our heat recovery tubular products has stabilized and that any pick up in the general economy should increase customer requirements for our specialty tubing products."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, couplings and line pipe, specialty tubing products used in a variety of precision mechanical and heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended March 31,
	2003	2002
Net revenues	$128.1	$123.2
Cost of goods sold	(123.8)	(118.2)

Gross profit	4.3	5.0
Selling, general and administrative expenses	(9.9)	(9.3)

Operating income (loss)	(5.6)	(4.3)
Interest income	0.4	0.5
Interest expense	(3.3)	(3.2)
Other income, net	0.7	0.4

Income (loss) before income tax	(7.8)	(6.6)
Income tax benefit (expense)	(0.1)	0.7

Net income (loss)	$(7.9)	$(5.9)

Depreciation & Amortization	$6.0	$5.4
Cash flows from operating activities	$15.5	$(5.3)
EBITDA	$1.1	$1.5
Per common share—basic:
Net income (loss) available to common shareholders	$(0.28)	$(0.23)

Per common share—diluted:
Net income (loss) available to common shareholders	$(0.28)	$(0.23)

Weighted average shares outstanding
Basic	28.4	25.3
Diluted	28.4	25.3
	For the Quarter Ended March 31,
	2003		2002
	$	%	$	%
	($ in millions)
Revenues by Segment
Oilfield products	80.5	63	69.7	56
Specialty tubing products	34.5	27	42.8	35
Flat rolled steel and other products	13.1	10	10.7	9

Consolidated net revenues	128.1	100	123.2	100

	For the Quarter Ended March 31,
	2003	%	2002	%
	(in tons)
Shipments by Segment
Oilfield products	117,400	64	111,500	63
Specialty tubing products	29,100	16	33,500	19
Flat rolled steel and other products	36,800	20	31,800	18

Total shipments	183,300	100	176,800	100

Reconciliation of EBITDA to Cash Flows from Operations:

	For the Quarter Ended March 31,
	2003	2002
Cash flows from operating activities	$15.5	$(5.3)
Non-cash charge for stock compensation	—	(0.3)
Gain on sale of property	0.4	—
Changes in working capital	(15.0)	6.3
Other balance sheet changes	(2.8)	(1.2)
Interest expense, net	2.9	2.7
Income tax expense (benefit)	0.1	(0.7)

EBITDA	$1.1	$1.5

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LONE STAR TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2003 RESULTS
LONE STAR TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited; $ and shares in millions, except per share data)
Reconciliation of EBITDA to Cash Flows from Operations